SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):

                                November 15, 1996



                                   F&M BANCORP
             (Exact name of registrant as specified in its charter)



    Maryland                    0-12638                        52-1316473
   (State of                  (Commission                     (IRS Employer
  Incorporation)              File Number)                  Identification No.)



                            110 Thomas Johnson Drive
                            Frederick, Maryland 21702
               (Address of principal executive offices) (Zip Code)



                                 (301) 694-4000
                         (Registrant's telephone number)


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Item 5.  Other Events.

         The merger of Home Federal Corporation with and into F&M Bancorp became effective as of the close of business on November 15, 1996. As a result of the merger, Home Federal Corporation stockholders received 0.49535 shares of F&M
Bancorp Common Stock in exchange for each share of Home Federal Corporation Common Stock. Cash in lieu of fractional shares will be paid at the rate of $23.90 per share.

         Pursuant to General Instruction F to Form 8-K, the press release dated November 15, 1996, announcing the consummation of the merger of Home Federal Corporation with and into F&M Bancorp is attached to this Current Report as
Exhibit 1, and is hereby incorporated by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits.

                  1.       Press Release of F&M Bancorp dated November 15, 1996.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 18, 1996              F&M BANCORP



                                      By:/s/Faye E. Cannon
                                          --------------------
                                         Faye E. Cannon
                                         President and Chief Executive Officer

                                  EXHIBIT INDEX

                                                                       Page

1.       Press Release of F&M Bancorp dated November 15, 1996            4

                     EXHIBIT 1. PRESS RELEASE OF F&M BANCORP


                                November 15, 1996

                 F&M BANCORP COMPLETES HOME FEDERAL ACQUISITION

Investor Relations:        Toll-Free:       (888) 694-4170
                           Internet:        www.fmbn.com

Frederick, MD, November 15, 1996 - F&M Bancorp (NASDAQ/NMS:FMBN), parent company of Farmers and Mechanics National Bank, today announced that following the receipt of all required regulatory approvals and satisfaction of all other conditions precedent to closing, it has completed its acquisition of Home Federal Corporation, Hagerstown, MD, and its principal subsidiary Home Federal Savings Bank, effective as of the close of business November 15, 1996. Home Federal Savings Bank becomes the second banking subsidiary of F&M Bancorp.

Faye E. Cannon, president and chief executive officer of F&M Bancorp, said, "Today marks the advent of a new dimension in community banking for the customers of Farmers and Mechanics National Bank and Home Federal Savings Bank. We welcome our new affiliate to the F&M Bancorp family and look forward to serving Home Federal's market with a growing array of traditional and contemporary financial products and services. With this significant new presence in Washington County, we have enhanced our position as the leading, customer-focused community banking institution in our marketplace."

Richard W. Phoebus, Sr., president and chief executive officer of Home Federal Savings Bank, added, "We believe this affiliation is good for Home Federal's former stockholders and has great potential for our customers and the community. F&M Bancorp's reputation for providing services to meet community needs has been the basis for their impressive growth and development. We, too, have the customer at the center of our business. With this important shared philosophy and the considerable resources of our new parent company, Home Federal Savings Bank is well positioned to efficiently expand its products, services and delivery systems, creating even greater value for our customers."

Terms of the Plan and Agreement to Merge result in an exchange of 0.49535 shares of F&M Common Stock for each share of Home Federal Common Stock, with fractional shares paid in cash at the rate of $23.90 per share. The exchange ratio requires the issuance of 1,247,791 new shares of F&M Bancorp Common Stock in exchange for all 2,519,010 shares of Home Federal. The transaction has a value of $29.0 million based upon F&M's closing stock price of $23.25 per share on November 14, 1996.

Following the closing, Home Federal Corporation's stockholders will be advised by letter as to the procedure for exchanging their shares.

The merger transaction will be accounted for as a "pooling of interests" whereby the financial condition and results of operations of F&M Bancorp and Home Federal Corporation will be combined for all prior periods in financial statements published after November 15, 1996.

Based on the pro forma combined assets of F&M Bancorp and Home Federal Corporation as if they had merged on September 30, 1996, F&M Bancorp would rank as the fourth largest independent bank holding company headquartered in Maryland with total assets of $989 million. It operates 24 branch offices and 32 ATMs of Farmers and Mechanics National Bank in Frederick, Carroll and Montgomery Counties, and delivers banking services throughout its market with the region's first full-service mobile unit, Express Bank. Home Federal Savings Bank operates seven offices and 17 ATMs primarily in Hagerstown, Washington County.